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                                LOCK-UP AGREEMENT


                                                                    June 3, 1999


Greenwich, AG
Neuer Wall 32
20354 Hamburg, Germany

         Re: Venturi Technologies, Inc.

Gentlemen:

         I am a beneficial owner of securities of Venturi Technologies, Inc., a Nevada corporation (the "Company"). I understand that you propose to purchase certain securities of the Company. I acknowledge that such action by you will be of material benefit to the Company and the undersigned as a beneficial owner of the Company's securities.

         In consideration of the foregoing, and in order to induce you to act as set forth above, I confirm my agreement that I will not, without your prior written approval, offer for sale, sell, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the shares of the Company's common stock which I may own legally or beneficially as set forth on EXHIBIT "A" attached hereto and made a part hereof ("Shares"), in any manner whatsoever whether pursuant to SEC Rule 144 or otherwise, prior to December 3, 1999. Thereafter, the Shares shall be released from the provisions of this Lock-Up Agreement at a rate of two percent (2%) per month until all the Shares have been released or June 3, 2003, whichever is earlier. Provided, however, the Shares in their entirety shall be released from the provisions of this Lock-Up Agreement if one of the following events occur:

         (a) the Company's net income (all as audited and determined by the Company's independent public accountants)("Net Income") amounts to at least Twenty Four Million Three Hundred Five Thousand Five Hundred Ninety Nine Dollars ($24,305,599.00) during the fiscal year ending on December 31, 2000 or Forty Million Seven Hundred Forty Thousand Seven Hundred Ninety Five Dollars ($40,740,795.00) during the fiscal year ending on December 31, 2001; or

         (b) the Net Income amounts to at least Fifty Eight Million Two Hundred Eighty Six Thousand Nine Hundred Sixty Eight Dollars ($58,286,968.00) during the fiscal year ending on December 31, 2002; or

         (c) commencing on the Closing and ending eighteen (18) months after the Closing, the average closing bid price of the Company's common stock shall average in excess of Ten Dollars ($10.00) per share (subject to adjustment in the event of any reverse stock splits or other similar events) for ninety (90) consecutive business days.


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         The Net Income shall be calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the escrowed shares. If any of the performance milestones detailed above are achieved by the Company, then all restrictions contained in this letter shall immediately become null and void. In any event, the restrictions contained in this letter become null and void effective June 3, 2003, and all shares held pursuant to this Lock-Up Agreement shall be released.

         Notwithstanding anything contained herein to the contrary, I may place up to ten percent (10%) of the Shares held pursuant to this Lock-Up Agreement in a margin account or pledge such amount of Shares as collateral for a loan with a commercial bank.

         I further understand that the Company will take such steps as may be necessary to enforce the foregoing provisions and restrict the sale or transfer of the Shares as provided herein including, but not limited to, notification to the Company's transfer agent regarding any such restrictions and having the transfer agent place a restrictive legend on the physical certificates representing the Shares reflecting the existence of the Lock-Up Agreement and its restrictions on transfer; and I hereby agree to and authorize any such actions and acknowledge that the Company and you are relying upon this agreement in taking any such actions.


                                       Very truly yours,


                                       /s/ JOHN M. HOPKINS
                                       ------------------------------
                                       John M. Hopkins

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                                  EXHIBIT "A"


                                  Shares Owned


               1,225,515 shares of $0.001 par value common stock